Exhibit 4.1

SIGNING DEBENTURE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION REQUIREMENTS THEREOF OR EXEMPTION THEREFROM.

SAFE AND GREEN DEVELOPMENT CORPORATION

CONVERTIBLE DEBENTURE

Issuance Date: November 30, 2023	Principal Amount: $700,000.00

FOR VALUE RECEIVED, SAFE AND GREEN DEVELOPMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby promises to pay to PEAK ONE OPPORTUNITY FUND, L.P., having its address at 333 South Hibiscus Drive, Miami Beach, FL 33139, or its assigns (the “Holder”), the initial principal sum of Seven Hundred Thousand and 00/100 Dollars ($700,000.00) (subject to adjustment as provided herein, the “Principal Amount”) and any accrued and unpaid interest and other fees under this Debenture on the date that is twelve (12) calendar months after the Issuance Date (the “Maturity Date”), subject to the terms of this Debenture. The Company has the option to redeem this Debenture prior to the Maturity Date pursuant to Section 2(b). The Holder has the option to cause any outstanding principal and accrued interest, if any, on this Debenture to be converted into Common Stock of the Company, par value $0.001 per share (the “Common Stock”) at any time. The Company shall pay interest on the unpaid Principal Amount hereof at the rate of eight percent (8%) per annum from the Issuance Date until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein.

This Debenture is being issued pursuant to that securities purchase agreement dated as of November 30, 2023, between the Company and the Holder (the “Securities Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement. This Debenture is also subject to the provisions of the Securities Purchase Agreement and further is subject to the following additional provisions:

1. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act and other applicable state and foreign securities laws. The Holder may transfer or assign this Debenture (or any part thereof) without the prior consent of the Company, and the Company shall cooperate with any such transfer. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other Person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Securities Act or any applicable state or foreign securities laws or is exempt from the registration requirements of the Securities Act. Prior to due presentment for transfer of this Debenture to which the Company has consented, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Company’s books and records of outstanding debt securities and obligations (“Debenture Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2. Conversion at Holder’s Option; Redemption at Company’s Option.

a. The Holder is entitled to, at any time or from time to time on or after the Issuance Date, convert the Conversion Amount (as defined below) into Conversion Shares, at a conversion price for each share of Common Stock (the “Conversion Price”) equal to $2.14, subject to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events. The Company shall issue irrevocable instructions to its Transfer Agent regarding conversions such that the Transfer Agent shall be authorized and instructed to issue Conversion Shares upon its receipt of a Notice of Conversion without further approval or authorization from the Company. For purposes of this Debenture, the “Conversion Amount” shall mean the sum of (A) all or any portion of the outstanding Principal Amount of this Debenture, as designated by the Holder upon exercise of its right of conversion plus (B) any interest, pursuant to Section 10 or otherwise, that has accrued on the portion of the Principal Amount that has been designated for payment pursuant to (A).

Conversion shall be effectuated by delivering by facsimile, email or other delivery method to the Transfer Agent of the completed form of conversion notice attached hereto as Annex A (the “Notice of Conversion”), executed by the Holder of the Debenture evidencing such Holder’s intention to convert this Debenture or a specified portion hereof. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The Holder may, at its election, deliver a Notice of Conversion to either the Company or the Transfer Agent. The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Company or the Transfer Agent, as the case may be, receives by fax, email or other means of delivery used by the Holder the Notice of Conversion (such receipt being evidenced by electronic confirmation of delivery by facsimile or email or confirmation of delivery by such other delivery method used by the Holder) ); provided, that any notice received after 5pm (ET) shall be deemed to be a Conversion Date on the next business day. Delivery of a Notice of Conversion to the Transfer Agent may be given by the Holder by facsimile, or by delivery to the Transfer Agent at the address set forth in the Transfer Agent Instruction Letter (or such other contact facsimile number, email or street address as may be designated by the Transfer Agent to the Holder). Delivery of a Notice of Conversion to the Company shall be given by the Holder pursuant to the notice provisions set forth in Section 10 of the Agreement. The Conversion Shares must be delivered to the Holder within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent or Company, as the case may be (the “Deadline”). Conversion shares shall be delivered by DWAC if such Conversion Shares bear no restrictive legend, so long as the Company is then DWAC Operational, unless the Holder expressly requests delivery in certificated form or the Conversion Shares are in the form of Restricted Stock and are required to bear a restrictive legended. Conversion Shares shall be deemed delivered (i) if delivered by DWAC, upon deposit into the Holder’s brokerage account, or (ii) if delivered in certificated form, upon the Holder’s actual receipt of the Conversion Shares in certificated form at the address specified by the Holder in the Notice of Conversion, as confirmed by written receipt. All expenses incurred by Holder, for the issuance and clearing of the Common Stock into which this Debenture is convertible into, shall immediately and automatically be added to the balance of the Debenture at such time as the expenses are incurred by Holder. In addition to the foregoing, if on or prior to the Deadline the Company shall fail to issue and deliver such Conversion Shares and credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and customary out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such Conversion Shares and credit such Holder’s balance account with DTC for such Conversion Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder such Conversion Shares and credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sales price of the Common Stock on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares and credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the conversion of this Debenture as required pursuant to the terms hereof.

If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

Notwithstanding the foregoing, unless the Holder delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the “Limitation on Ownership”) shall be adjusted to 9.99% with respect to the Holder, in no event shall a holder of Debenture have the right to convert Debenture into, nor shall the Company issue to such Holder, shares of Common Stock to the extent that such conversion would result in the Holder and its affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G under the Exchange Act. Notwithstanding anything in this Debenture to the contrary, and in addition to the beneficial ownership limitations provided herein, the sum of the number of shares of Common Stock that may be issued under the Securities Purchase Agreement (including the Commitment Shares (as defined in the Securities Purchase Agreement) (the “Commitment Shares”), under this Debenture, under the Warrant (as defined in the Securities Purchase Agreement), and under the equity purchase agreement entered into on or around the Issuance Date between the Company and the Holder, shall be limited to 19.99% of the Company’s outstanding shares of Common Stock as of the Issuance Date (the “Exchange Cap”, which is equal to 1,999,000 shares of Common Stock, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock), unless Shareholder Approval (as defined in the Securities Purchase Agreement) (“Shareholder Approval”) is obtained by the Company to issue more than the Exchange Cap. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

b. So long as no Event of Default (as defined in Section 10) shall have occurred and be continuing (whether or not such Event of Default has been declared by the Holder), the Company may at its option call for redemption all or part of the Debenture, with the exception of any portion thereof which is the subject of a previously-delivered Notice of Conversion, as follows:

(i) The Debenture called for redemption shall be redeemable by the Company, upon not more than two (2) calendar days written notice, for an amount (the “Redemption Price”) equal to One Hundred Ten percent (110%) of the sum of the Principal Amount so redeemed plus accrued interest, if any. The date upon which the Debenture is redeemed and paid shall be referred to as the “Redemption Date” (and, in the case of multiple redemptions of less than the entire outstanding Principal Amount, each such date shall be a Redemption Date with respect to the corresponding redemption).

(ii) [Reserved]

(iii) [Reserved]

(iv) On the Redemption Date, the Company shall cause the Holder whose Debenture have been presented for redemption to be issued payment of the Redemption Price. In the case of a partial redemption, the Company shall also issue new Debenture to the Holder for the Principal Amount remaining outstanding after the Redemption Date promptly after the Holder’s presentation of the Debenture called for redemption.

(v) To effect a redemption the Company shall provide a written notice to the Holder(s) not more than two (2) calendar days prior to the Redemption Date (the “Redemption Notice”), setting forth the following:

1.	the Redemption Date;

2.	the Redemption Price;

3.	the aggregate Principal Amount of the Debenture being called for redemption; and

4.	in the case of a partial redemption, a statement advising the Holder that after the Redemption Date a substitute Debenture will be issued by the Company after deduction the portion thereof called for redemption, at no cost to the Holder, if the Holder so requests.

Notwithstanding the foregoing, in the event the Company issues a Redemption Notice but fails to fund the redemption on the Redemption Date, then such Redemption Notice shall be null and void, and (i) the Holder(s) shall be entitled to convert the Debenture previously the subject of the Redemption Notice, and (ii) the Company may not redeem such Debenture for at least thirty (30) days following the intended Redemption Date that was voided, and the Company shall be required to pay to the Holder(s) the Redemption Price simultaneously with the issuance of a Redemption Notice in connection with any subsequent redemption pursued by the Company.

3. If the Company, at any time while this Debenture or any amounts due hereunder are outstanding, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock (including, without limitation, upon any issuance pursuant to an Equity Line of Credit (as defined in this Debenture)), in each or any case at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced, at the option of the Holder, to a price equal to the Base Conversion Price which in no event shall be less than the Floor Price (as defined in this Debenture) as further provided in this Debenture. If the Company enters into a Variable Rate Transaction (as defined in this Debenture), despite the prohibition set forth in this Debenture, the Company shall be deemed to have issued Common Stock at the lowest possible price per share at which such securities could be issued in connection with such Variable Rate Transaction. Such adjustment shall be made at the option of the Holder whenever such Common Stock or other securities are issued. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in Section 3 of this Debenture, the Company shall, at its expense and within one (1) calendar day after the occurrence of each respective adjustment or readjustment of the Conversion Price, compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Debenture, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. In addition, the Company shall, within one (1) calendar day after each written request from the Holder, furnish to such Holder a like certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Debenture, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. For the avoidance of doubt, each adjustment or readjustment of the Conversion Price as a result of the events described in Section 3 of this Debenture shall occur without any action by the Holder and regardless of whether the Company complied with the notification provisions in Section 3 of this Debenture. Notwithstanding the foregoing, this Section 3 of this Debenture shall not apply to an Exempt Issuance (as defined in this Debenture). “Exempt Issuance” shall mean (i) securities issued (other than for cash) in connection with a merger, acquisition, consolidation, or spin-off, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding prior to the date of the Securities Purchase Agreement or issued pursuant to the Securities Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to a lower price and/or adversely affect the Holder), (iii) securities issued in connection with bona fide strategic license agreements, consulting agreements, or other partnering or technology development arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s incentive plan and option plans and employee equity purchase plans outstanding as they exist on the date of the Securities Purchase Agreement or as subsequently approved by the Board, (v) any Common Stock (for the avoidance of doubt, this shall not include Common Stock Equivalents (as defined below)) issued to the finders, placement agents or their respective designees for the transactions contemplated by the Securities Purchase Agreement, and (vi) any Common Stock (for the avoidance of doubt, this shall not include Common Stock Equivalents) issued to the finders, placement agents or their respective designees for subsequent offerings or placements. “Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Notwithstanding anything in this Section 3 of this Debenture to the contrary, the Holder shall not be entitled to utilize a Base Conversion Price of less than $0.39 per share (the “Floor Price”, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock). Further, beginning on the Issuance Date and continuing until the Debenture is fully converted or repaid in the entirety, the Company shall not issue Common Stock at a cost basis of less than the Floor Price unless written consent of the Holder is obtained by the Company.

4. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional to convert this Debenture into Common Stock, at the time, place, and rate herein prescribed. This Debenture is a direct obligation of the Company.

5. If, at any time after the Issuance Date, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company, then the Holder of this Debenture shall thereafter have the right to receive upon conversion of this Debenture, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Debenture been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Debenture to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not effectuate any transaction described in this Section 5 unless (a) it first gives at least fifteen (15) days prior written notice of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Debenture), (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument all of the obligations of this Debenture, and (c) the Holder provides written consent to the Company with respect to the consummation of the transaction described in this Section 5. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges. The requirement to provide notice shall be satisfied if a filing is made on the edgar system.

6. If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a forward stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock or otherwise recapitalizes its Common Stock, the Conversion Price shall be equitably adjusted to reflect such action.

7. All payments contemplated hereby to be made “in cash” shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder to an account designated by the Holder to the Company and if the Holder has not designated any such accounts at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder may designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

8. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except in compliance with the terms of the Securities Purchase Agreement and under circumstances which will not result in a violation of the Securities Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the exclusive jurisdiction and venue of the state located in Miami-Dade County, Florida and/or federal courts located in Miami-Dade County, Florida in connection with any dispute arising under this Agreement, and each waives any objection based on forum non conveniens. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law (Delaware law governing all other, substantive matters). Each of the parties hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in Miami-Dade County, Florida, and each waives any objection based on forum non conveniens. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture or the Securities Purchase Agreement.

10. The following shall constitute an “Event of Default”:

a. The Company fails in the payment of principal and/or interest (to the extent that interest is imposed under this Section 10) on this Debenture as required to be paid in cash hereunder, at the Maturity Date, upon acceleration, or otherwise; or

b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company to the Holder in connection with the issuance of this Debenture, shall be false or misleading (including without limitation by way of the misstatement of a material fact or the omission of a material fact) in any material respect at the time made (as to which no cure period shall apply); or

c. The Company (i) fails to timely file required SEC reports when due (including extensions), becomes, is deemed to be or asserts that it is a “shell company” at any time for purposes of the 1933 Act, and Rule 144 promulgated thereunder or otherwise takes any action, or refrains from taking any action, the result of which makes Rule 144 under the 1933 unavailable to the Holder for the sale of their Securities, (ii) fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, (iii) fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture and such transfer is otherwise lawful, (iv) fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by the relevant Transaction Document(s) and such legend removal is otherwise lawful, or (v) the Company fails to perform or observe any of its obligations under the Section 5 of the Agreement or under the Transfer Agent Instruction Letter (no cure period shall apply in the case of clauses (i) through (v) above, inclusive); or

d. The Company fails to perform or observe, in any material respect (i) any other covenant, term, provision, condition, agreement or obligation set forth in the Debenture, (subject to a cure period of five (5) days other than in the case of a failure under Section 5 hereof, as to which no cure period shall apply), (ii) any other covenant, term, provision, condition, agreement or obligation of the Company set forth in the Securities Purchase Agreement and such failure shall continue uncured for a period of either (1) five (5) days after the occurrence of the Company’s failure under Section 4(d), (e), (f), (g) or (h) of the Securities Purchase Agreement, or (2) ten (10) days after the occurrence of the Company’s failure under any other provision of the Securities Purchase Agreement not otherwise specifically addressed in the Events of Default set forth in this Section 10, or (iii) any other covenant, term, provision, condition, agreement or obligation set forth in the Registration Rights Agreement (as defined in the Securities Purchase Agreement) subject to a cure period of five (5) days; or

e. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business (as to which no cure period shall apply); or

f. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment (as to which no cure period shall apply); or

g. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter (as to which no cure period shall apply); or

h. Any money judgment, writ or warrant of attachment, or similar process (including an arbitral determination), in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets (as to which no cure period shall apply); or

i. The occurrence of a breach or an event of default under the terms of any indebtedness or financial instrument of the Company or any subsidiary (including but not limited to any Subsidiary) of the Company in an aggregate amount in excess of Two Hundred Thousand Dollars ($200,000) or more which is not waived by the creditors under such indebtedness (as to which no cure period shall apply); or

j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding (as to which no further cure period shall apply); or

k. The issuance of an order, ruling, finding or similar adverse final determination the SEC, the Secretary of State of the State of Delaware or other applicable state of incorporation of the Company, FINRA, or any other securities regulatory body (whether in the United States, Canada or elsewhere) having proper jurisdiction that the Company and/or any of its present directors or officers have committed a material violation of applicable securities laws or regulations (as to which no cure period shall apply); or

l. The occurrence of a material breach or default by the Company under any agreement identified by the Company in its SEC filings as a material agreement; or

m. Notice of a Material Adverse Effect is provided by the Company or a reasonable determination in good faith by the Holder that a Material Adverse Effect has occurred (as to which no cure period shall apply); or

n. The Company attempts to modify, amend, withdraw, rescind, disavow or repudiate any part of the Irrevocable Instructions (as to which no cure period shall apply); or

o. Any attempt by the Company or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Company or its officers, directors, and/or affiliates of, material non-public information concerning the Company, to the Holder without its consent or its successors and assigns, without their consent, which is not immediately cured by Company’s filing of a Form 8-K pursuant to Regulation FD on that same date; or

p. The failure by Company to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future); or

q. If, at any time on or after the Issuance Date, the Company’s Common Stock (i) is suspended from trading, (ii) halted from trading for longer than one (1) Trading Day, and/or (iii) fails to be quoted or listed (as applicable) on the OTC Pink, OTCQB, OTCQX, Nasdaq Capital Markets, NYSE, or other applicable principal trading market for the Common Stock (the “Principal Market”); or

r. If, at any time on or after the date which is six (6) months after the Issuance Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Company’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Debenture into free trading shares of the Company’s Common Stock pursuant to Rule 144, and/or (ii) thereupon deposit such shares into the Holder’s brokerage account; provided that the Holder provides standard documentation required for such opinion or

s. The Company fails to obtain the Shareholder Approval within sixty (60) calendar days after the Exchange Cap is reached.

Then, or at any time thereafter, the Company shall immediately give written notice of the occurrence of such Event of Default to the Holder, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder of the Debenture (which waiver shall not be deemed to be a waiver of any subsequent default), then at the option of the Holder and in the discretion of the Holder, take any or all of the following actions: (i) pursue remedies against the Company in accordance with any of the Holder’s rights, (ii) increase the interest rate applicable to the Debenture to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law (the “Default Interest”) (provided, however, that the interest rate shall revert back to eight percent (8%) per annum if the respective Event of Default is capable of being cured and actually cured after the occurrence of such Event of Default, but such reduced rate shall only take effect as of the cure date of the respective Event of Default), and (iii) accelerate the full indebtedness under this Debenture, in an amount equal to one hundred ten percent (110%) of the outstanding Principal Amount and accrued and unpaid interest (the “Acceleration Amount”), whereupon the Acceleration Amount shall be immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything contained herein, in the Securities Purchase Agreement or in any other note or instruments to the contrary notwithstanding. In the case of an Event of Default under Section 10(d)(ii), the Holder may either (i) declare the Acceleration Amount to exclude the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the remaining Principal Amount and accrued interest (if any), in which case the Company shall continue to be obligated to issue the Conversion Shares, or (ii) declare the Acceleration Amount to include the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the full Principal Amount, including the Conversion Amount, and accrued interest (if any), whereupon the Notice of Conversion shall be deemed withdrawn. At its option, the Holder may elect to convert the Debenture pursuant to Section 2 notwithstanding the prior declaration of a default and acceleration, in the sole discretion of such Holder. The Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by applicable law. The Company expressly acknowledges and agrees that the Holder’s exercise of any or all of the remedies provided herein or under applicable law, including without limitation the increase(s) in the Principal Amount and the Acceleration Amount as may be declared in the case of a default, is reasonable and appropriate due to the inability to define the financial hardship that the Company’s default would impose on the Holder. To the extent that the Holder’s exercise of any of its remedies in the case of an Event of Default shall be construed to exceed the maximum interest rate allowable under applicable law, then such remedies shall be reduced to equal the maximum interest rate allowable under applicable law.

11. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

12. This Debenture may be amended only by the written consent of the parties hereto. Notwithstanding the foregoing, the Principal Amount of this Debenture shall automatically be reduced by any and all Conversion Amounts (to the extent that the same relate to principal hereof). In the absence of manifest error, the outstanding Principal Amount of the Debenture on the Holder’s book and records shall be the correct amount.

13. In the event of any inconsistency between the provisions of this Debenture and the provisions of any other Transaction Document, the provisions of this Debenture shall prevail. Without limiting the generality of the foregoing, in the event the Transfer Agent is not required to transfer any Common Stock, issue Conversion Shares or de-legended shares of Restricted Stock pursuant to the Transfer Agent Instruction Letter, this shall not operate as an excuse, extension or waiver of the Company’s obligation to issue and deliver Conversion Shares or de-legended Restricted Stock.

14. The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision hereof or of any other Transaction Document, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Debenture or such other Transaction Document were not specifically enforced. Therefore, in the event of a breach or threatened breach by the Company, the Holder shall be entitled, in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Debenture and the other Transaction Documents.

15. No waivers or consents in regard to any provision of this Debenture may be given other than by an instrument in writing signed by the Holder.

16. [Intentionally Omitted].

17. From the Issuance Date until the Debenture is paid in full, the Company shall be prohibited from entering into an agreement involving a Variable Rate Transaction (as defined herein), except with respect to an agreement between the Company and the Holder. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an Equity Line of Credit (as defined in this Debenture), whereby the Company may issue securities at a future determined price. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. From the Issuance Date until the date that is seven (7) calendar months after the Issuance Date, the Company shall be prohibited from issuing, and entering into any agreement involving the issuance of, Common Stock Equivalents, except with respect to (i) an agreement between the Company and the Holder or (ii) an Exempt Issuance.

18. Notwithstanding any provision in this Debenture or the related transaction documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

21. While any portion of this Debenture is outstanding, if the Company or subsidiary of the Company receives cash proceeds of more than $1,500,000.00 (the “Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, including but not limited to the issuance of equity or debt (except with respect to the issuance of equity or debt to officers and directors of the Company or subsidiary of the Company), the conversion of outstanding warrants of the Company or subsidiary of the Company, the issuance of securities pursuant to an Equity Line of Credit (as defined in this Debenture), or the sale of assets by the Company or subsidiary of the Company (for the avoidance of doubt, each time that the Company or subsidiary of the Company receives cash proceeds from any of the aforementioned sources, then such amount shall be aggregated together and aggregated for purposes of calculating whether the Minimum Threshold has been reached), the Company shall, within two (2) business days of Company’s or respective subsidiary’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company or subsidiary of the Company to immediately apply up to 50% of all proceeds received by the Company (from any source except with respect to proceeds from the issuance of equity or debt to officers and directors of the Company or subsidiary of the Company) after the Minimum Threshold is reached to repay the outstanding amounts owed under this Debenture. Notwithstanding anything to the contrary herein, while any portion of this Debenture is outstanding, if the Company or subsidiary of the Company receives cash proceeds from the issuance of securities pursuant to an Equity Line of Credit (as defined in this Debenture) prior to the Minimum Threshold being reached, the Company shall, within two (2) business days of Company’s or the respective subsidiary’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company or subsidiary of the Company to immediately apply up to 25% of all such proceeds received by the Company or subsidiary of the Company to repay the outstanding amounts owed under this Debenture (for the avoidance of doubt, once the Minimum Threshold has been reached as described in this Section 21, the application percentage of proceeds shall increase to 50% as further described in this Section 21). “Equity Line of Credit” shall mean any transaction involving a written agreement between the Company or subsidiary of the Company and an investor or underwriter whereby the Company or subsidiary of the Company has the right to “put” its Common Stock to the investor or underwriter over an agreed period of time and at an agreed price or price formula (such Common Stock must be registered pursuant to a registration statement of the Company or subsidiary of the Company for the investor’s or underwriter’s resale). For the avoidance of doubt, Section 2(b)(i) of this Debenture shall apply to any repayment of the Debenture under this Section 21 prior to the occurrence of an Event of Default.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereunto duly authorized as of the date of issuance set forth above.

Safe And Green Development Corporation

By:
Name:	David Villarreal
Title:	Chief Executive Officer

[Signature Page to Convertible Debenture]

ANNEX A

SAFE AND GREEN DEVELOPMENT CORPORATION

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder in Order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the Principal Amount of the above Debenture into Shares of Common Stock of Safe and Green Development Corporation, a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. After giving effect to the conversion requested hereby, the outstanding Principal Amount of such debenture is $________________, absent manifest error.

Pursuant to the Debenture, certificates representing Common Stock upon conversion must be delivered (including delivery by DWAC or DRS) to the undersigned within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent.

Conversion Date

Applicable Conversion Price

Signature

Print Name

Address

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